Sub-Item 77C

DREYFUS TREASURY PRIME CASH MANAGEMENT

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of Dreyfus Treasury Prime Cash Management (the “Fund”) was held on February 12, 2010 at 12:00 pm.  Out of a total of 28,279,480,035.010 shares (“Shares”) entitled to vote at the Meeting, a total of 12,105,844,051.480 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 12, 2010 at 5:00 pm, not having received the required vote of the holders.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	9,200,364,419.620	2,069,369,296.210	836,110,335.650

2. To approve the Fund’s policy regarding lending	8,975,523,110.930	2,302,836,708.510	827,484,232.040

3. To permit investment in other investment companies	8,837,076,677.870	2,437,378,861.260	831,388,512.350

A Special Meeting of Shareholders of Dreyfus Treasury Prime Cash Management (the “Fund”) was held on February 12, 2010 at 5:00 pm.  Out of a total of 28,279,480,035.010 shares (“Shares”) entitled to vote at the Meeting, a total of 12,930,764,869.260 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 14, 2010, not having received the required vote of the holders.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	9,222,352,187.570	2,069,524,397.880	1,638,888,283.810

2. To approve the Fund’s policy regarding lending	8,997,510,878.880	2,302,991,810.180	1,630,262,180.200

3. To permit investment in other investment companies	8,859,064,445.820	2,437,533,962.930	1,634,166,460.510

A Special Meeting of Shareholders of Dreyfus Treasury Prime Cash Management (the “Fund”) was held on February 14, 2010.  Out of a total of 28,279,480,035.010 shares (“Shares”) entitled to vote at the Meeting, a total of 13,123,071,810.540 shares were represented at the Meeting, in person or by proxy.  Since the quorum was not present, the vote required by statute was not obtained for this fund.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	9,381,866,173.680	2,102,317,353.050	1,638,888,283.810

2. To approve the Fund’s policy regarding lending	9,157,024,864.990	2,335,784,765.350	1,630,262,180.200

3. To permit investment in other investment companies	9,018,578,431.930	2,470,326,918.100	1,634,166,460.510